UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2014 the Company finalized its contract with the Sinclair Group.

Item 7.01 Regulation FD Disclosure

The Company has received a question and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1. When will the Company receive its initial purchase order?

A.1. There is no set date that the Company will receive the purchase order. The Company’s broker is meeting this week with the largest grocery store in the US and we expect Nate to meet with them next week. Additionally, the Company has sent samples to club stores and convenient stores. The Company is finalizing meeting dates with these stores.

Q.2. When is the online distributor going to begin selling Nate’s products

A.2. The Company is currently finalizing its production schedule. Once the schedule is finalized, the Company will begin producing product for the purchase orders received from the online distributor and grocery stores. However, the Company’s priority is satisfying the purchase orders for the grocery stores.

Q.3. What is the delivery date for the initial purchase order?

A.3. The delivery date for the initial purchase order is 60-90 days. So the Company initially will order components to product approximately 3 months of product.

Q.4. How long before the factory in Indiana will be completed.

Q.4. The factory in Indiana is expected to be completed in 2016. It is being built to produce 50 – 100 million cans a year. The Company does not expect to need that level of production within the next 12 months. We expect construction to start shortly after the winter season.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: December 9, 2014	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO